                              ENGAGEMENT AGREEMENT

     This agreement is made this 24th day of September 2002 by and between:

          ECOM CORPORATION, ("ECOM")
          294 Valley Road
          Middletown, RI  02842
and
          PATRICK PROBST ("PROBST")
          2809 24th Avenue
          Astoria NY 11102

WHEREAS:

     1. Ecom is engaged in the business of distributing bread and bakery products in the New York area from its distribution center in Brooklyn New York, and Probst is experienced in the business of operating a distribution center for such products, and

     2.   Ecom seeks to avail itself of the services of Probst;

NOW THEREFORE, the parties do mutually agree as follows:

ENGAGEMENT
----------

     1. Subject to the terms hereof, Ecom hereby engages Probst and Probst does hereby accept the engagement to provide management and supervisory services for Ecom's Brooklyn Distribution Center and to perform other management services at the direction of the Ecom board of directors

     2. The term of this engagement shall be for a period of ONE YEAR unless otherwise extended by mutual agreement or terminated as provided below.

SERVICES
--------

     The scope of work to be performed includes, but is not limited to, the following tasks:

     1. Assist Ecom in organizing and operating its Brooklyn Distribution, including establishing operating procedures, organizing routes, and supervising the distribution and administrative personnel at the Center;

     2.   Assist in the negotiation of supply contracts;

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     3.   Assist in establishing, maintaining and improving relationships with customers;

     4. Perform other administrative support services at the request of the Ecom board of directors.

     Probst shall perform the above services in a diligent and efficient manner and will faithfully devote the time and effort necessary to perform the subject services.

CONSIDERATION
-------------

     In consideration for the services to be rendered by Probst as set forth above, Probst shall receive the following consideration:

     1. 1,000,000 shares of Ecom common stock that shares will be subject to an S-8 registration.

     2. In addition, Ecom shall be responsible for travel and out-of-pocket expenses of Probst, subject to prior approval of Ecom.



RELATIONSHIP OF THE PARTIES
---------------------------

     The services to be performed by Probst hereunder are personal in character and neither this agreement nor any rights or benefits arising hereunder are assignable by Probst without the express written approval of Ecom. In performing its services Probst shall operate as an independent contractor and shall not act or hold itself out as or be an agent of Ecom without further express written approval of the Ecom board of directors.

EXTENSION AND TERMINATION
-------------------------

     The term of this agreement may be extended beyond its original one-year period upon mutual agreement of the parties.

NOTICES
-------

     Any notice, direction or other instrument required or permitted to be given under the provisions of this Agreement will be in writing and may be given by delivery of the same or by mailing the same by prepaid, registered or certified mail or by sending the same by telegram, telex, telecommunication, fax or other similar form of communication, in each case addressed as set forth above. Any notice, direction or other instrument aforesaid, if delivered, will be deemed to have been given and received on the day it was delivered, and if mailed, will be deemed to have been given and received on the fifth business day following the day of mailing except in the event of


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disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telex, telecommunication, fax, or other similar form of communication, be deemed to have been given or received on the day it was so sent.

     Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and form of communication, be deemed to have been given or received on the day it was so sent.


FURTHER ASSURANCE
-----------------

     Each party will at any time and from time to time, upon the request of the other, execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

INUREMENT
---------

     This Agreement inures to the benefit of and is binding on the parties to this Agreement and their respective successors and permitted assigns.

LAW
---

     This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of New York.

     IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories as of the day and year first above written.

ECOM CORPORATION ("ECOM")

    /s/
By: ______________________
    Rounsevelle W. Schaum
    Chairman and CEO

    /s/
By: ______________________
   Salvatore Liga
   President and COO

Accepted:

    /s/
    ______________________
    Patrick Probst ("Probst")


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